EXHIBIT 99.1

NEWS RELEASE

Entegris, Inc.

Corporate Headquarters

3500 Lyman Boulevard

Chaska Minnesota 55318 USA

Tel. 952-556-3131

FOR IMMEDIATE RELEASE	Bill Paterson Public Relations Manager Tel. 952-556-4155 bill_paterson@entegris.com Heide Erickson Director Investor Relations Tel. 952-556-8051 heide_erickson@entegris.com

Entegris Moves To Improve Asset Utilization,

Increase Efficiencies, Trim Costs

Company To Shift Some Production, Administrative Activities In U.S., Malaysia

CHASKA, MINN., May 3, 2005 - Minnesota-based Entegris announced today that the company will realign some of its production and administrative activities to increase manufacturing efficiencies and asset utilization, while maintaining production capacity. Ultimately the moves will make it possible for Entegris to expand production of its industry-leading 300 mm wafer carriers in Chaska.

The moves impact Entegris facilities in Chaska, Minnesota, Colorado Springs, Colorado and Kulim, Malaysia. All production and administrative operations currently in one of the company’s four Chaska facilities (Building #1) will be consolidated into the other three buildings – resulting in some production activity being shifted to manufacturing plants in Colorado Springs and Malaysia.

The moves are expected to have a minimal impact on staffing levels, and should be completed by the end of the calendar year. Out-of-pocket expenses for completing the realignment are projected to be from $2.5 million to $3 million, with up to $3 million in asset write-offs, the majority of which are expected to incur in the fiscal fourth quarter of 2005. Entegris officials expect the moves announced today will produce an annual operating cost savings of more than $1 million. In addition, by more fully utilizing its three remaining Chaska facilities, they expect to lease or sell the fourth building that will no longer be in use after the realignment is completed. The planning of the realignment began several months ago and along with its implementation, is not connected in any way with the company’s recently announced merger agreement with Mykrolis.

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The materials integrity management company

Entegris Realigns Some Production Operations In U.S., Malaysia/May 3, 2004..............page two

FORWARD-LOOKING STATEMENTS

Certain information in this news release does not relate to historical financial information and may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected.

Among these risks and uncertainties are general economic conditions, the cyclical nature of the semiconductor industry, the risks associated with the acceptance of new products and services, fluctuations in raw material pricing, the ability to expand into new markets while improving financial performance, the ability of operations to respond to rapidly changing demand and the ability to successfully realign operations, within budgeted cost parameters and without unanticipated disruption to customers. Other factors that could cause the company’s results to differ materially from those contained in its forward looking statements are included in the Form 10K filed in November 2004 and other documents filed by the company with the Securities and Exchange Commission.

ABOUT ENTEGRIS

Entegris products and services protect and transport the critical materials enabling the world’s leading technologies. As a leading materials integrity management company, Entegris provides products and services used in key technology industries including semiconductor, data storage, chemical processing, biopharmaceutical, medical device and fuel cell. Entegris is ISO 9001 certified and has manufacturing or service facilities in the United States, Germany, France, Japan, Malaysia and Singapore. Its advanced research laboratories are located in Minnesota and Colorado, USA. Directly and through distributors, Entegris provides customer support on six continents. Additional information can be found at: www.entegris.com

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The materials integrity management company